AGREEMENT
"NIGHT OF THE LIVING DEAD 3D"

This agreement (the "Agreement") is made and entered into as of August 23, 2006, by and between Lux Digital Pictures GmBH (individually and collectively, "Grantor") and Lions Gate Films Inc. ("LGF") with respect to that certain motion pictures presently entitled  "Night of the Living Dead 3D".

1.    Picture: The "Picture" shall mean that certain motion picture presently entitled "Night of the Living Dead 3D" and any and all versions thereof and all "bloopers", footage, trims and outtakes thereof (including, without limitation, the Director's Cut and the Final Cut and any and all versions of each of me foregoing, all versions rated by the Motion Picture Association of America and unrated versions of the Picture, "behind the scenes", "making of and any and all other documentary or short films concerning the Picture, and all footage, "bloopers", trims and out-takes of each of me foregoing), produced by, on behalf of or at Grantor's direction, in the year 2006, starring Briaima Brown, Joshua DesRoches, Johanna Black, Sid Harig and Greg Travis in the principal lead and supporting roles and directed by Jeff Broadstreet. Grantor shall only be required to Deliver such "behind the scenes", "making of and other documentary and short films concerning the Picture, and such footage, "bloopers" trims and outtakes of the Picture as are available, except as otherwise set forth in the Delivery Schedule with respect to Television Cover Shots.

2.    Territory: The 'Territory" shall mean and include each of the following: (a) United States of America (including but not limited to, Guam, Saipan, Midway Island, the Trust Territory Islands, the Caroline Islands, the Marshall Islands, the Virgin Islands, Puerto Rico and American Samoa) ("U.S."), its territories, possessions, trusteeships and commonwealths and all military bases, ships at sea, airlines and oil rigs flying the flag or serviced from of the U.S., (b) Bermuda and the Bahamas Islands.

3.     Rights Granted; Release Commitments:

a.     Rights Granted to LGF: Grantor hereby grants to LGF, on an exclusive basis, all jigjnis in and to the Picture and the underlying material with respect thereto, under copyright and otherwise, in all languages and in all media, whether now known or hereafter devised, including, without limitation, all Non-Theatrical, Home Video, Television, and ancillary and derivative rights in and to the Picture, by all methods of delivery, whether now know or hereafter devised, including without limitation, all Internet Delivery Mechanisms, all as such rights may be more specifically defined in Schedule "A", which is attached hereto and incorporated herein by Has reference (collectively, the "Rights*), but expressly excluding the Copyright, all rights in and to all sequels, prequels and remakes of the Picture, and the Theatrical, Merchandising, Soundtrack, Music Pubhshjng, Literary Pubtishing and Electronic Publishing Rights in and to the Picture (collectively, the "Reserved Rights'^) and all rights to all sequels, prequels and remakes of the Picture, regardless of form (e.g., theatrical, made for cable, episodic television, etc.). Without limiting me generality of the foregoing, the Rights granted to LGF hereunder shall include, without limitation, the exclusive right to market, advertise, promote and publicize the Picture in all media, whether now known or hereafter devised.

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b.    Grantor's Theatrical Release Commitment Grantor shall cause a theatrical release of the Picture in the Territory prior to LGF 8 initial Home Video Street Date of the Picture in the Territory and in no event later than November 10,2006. Such theatrical release shall occur on no fewer than three hundred fifty (350) screens in its initial release and shall have no fewer than five hundred (500) playdates. Without limiting the generality of the foregoing, Grantor shall spend no less than One Million Dollars ($1,000,000.00) in actual, direct, out-of-pocket, third party print and advertising costs in connection with such theatrical release.

c.     LGF Marketing: Subject to timely and complete Delivery (and LGFs acceptance) of the Picture, LGF shall cause a trailer of the Picture to appear on Video Devices of other motion pictures) distributed by LGF, the number and selection of which shall be determined by LGF in its sole discretion. LGF shall market the Picture in accordance with its good faith business judgment and standard business practices. Without limiting the generality of the foregoing, LGF shall meaningfully consult with Grantor with respect to the top sheet of the marketing budget for the initial Home Video release of the Picture in the Territory. Without limiting the generality of the foregoing, LGF shall consult with Grantor with respect to thelselection of the initial Home Video Street Date of the Picture in the Territory.

d.     Remakes. Prequels & Sequels: LGF shall have a right of first negotiation (for a period of thirty (30) days commencing on LGFs receipt of the Negotiation Elements), and a right of first refusal (with respect to offers that are equal to or less than one hundred fifty percent (150%) of LGFs best financial offer) for a period of thirty (30) days commencing on LGFs receipt of the material financial terms of any agreement which Grantor is prepared to accept, with respect to the distribution of each and every remake, prequel and sequel of the Picture, regardless of form (e.g., theatrical, made-for-cable, episodic television, etc.). LGFs first refusal rights shall revive and apply to each and every further offer which Grantor is prepared to accept and shall continue in full force and effect so long as Grantor retains any right, title or interest in and to the applicable rights. Without limiting the generality of the foregoing, LGFs first negotiation and first refusal rights shall revive and apply each and every time one of the Negotiation Elements (as mat term is defined below) changes in any material respect (unless the Negotiation Elements) change after an agreement with a third party has been executed, subj ect to any reversion of rights to Grantor, as in the case of a turnaround provision). As used herein, the term "Negotiation Elements" shall mean written notice from Grantor that includes all of the following: (a) a copy of the most recent draft of the script, (b) a list of principal cast and any and all other material attachments (e.g., writer, director and producer attachments, etc.), (c) a copy of the budget of such production, and (d) the most recent cut of such production.

e.     Reserved Rights Participation: Grantor represents and warrants to LGF that it has entered into agreements with third parties for the exploitation of each of the Reserved Rights, other man the remake, prequel and sequel rights in and to the Picture. One hundred percent (100%) of all monies received by or credited to the account of Grantor (or the parent of Grantor or a wholly owned subsidiary or a wholly owned affiliated entity of Grantor) from the eixploitation of the Reserved Rights (other than the remake, prequel and sequel rights in and to the Picture) shall be allocated and paid Eighty Percent (80%) to Grantor and Twenty Percent (20%) to LGF. LGF shall be copied on all reporting statements rendered to Grantor with respect to each of the Reserved Rights within five (5) business days of Grantor's receipt of such reporting statement. If Grantor self-distributes any of the Reserved Rights at any point during the Term, Grantor shall render accounting statements and payments to LGF under the same terms and conditions as LGF is required to render accounting statements and payments to Grantor pursuant to paragraph 12 below. LGF shall be entitled to the same audit rights as are accorded to Grantor pursuant to paragraph 13 below.

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4.    Term: The Term"offhis Agreement shall commence as of the date first written above and shall terminate Twenty-Five (25) years from complete Delivery of the Picture to LGF in accordance with the Delivery Schedule plus an additional six (6) month exclusive sell-off period Without limiting the generality of the foregoing, LGF shall have a right of first negotiation and a right oflast refusal with respect to any extensions of the Term hereof.

5.    Minimum Guarantee: None.

6.    Grantor's Participation; Distribution Fees:

a.    Grantor's Participation: From One Hundred Percent (100%) of all monies received by LGF on a non-refundable basis from the exploitation of the Picture in all media, LGF shall be entitled to deduct the following on a continuing basis and in the following order: (i) LGFs Distribution Fee for all media, and (ii) LGPs Distribution Expenses (as that term is defined hereinbelow) plus Interest. AH revenues remaining after the foregoing deductions shall be referred to herein as "AGR". Grantor shall be entitled to receive One Hundred Percent (100%) of the AGR. That portion of the AGR allocated to Grantor pursuant to this paragraph shall be referred to herein as "Grantor's Participation". LGF shall be entitled to cross-collateralize all revenues from all media for the purposes of recouping LGFs recoupable Distribution Expenses plus Interest

b.    LGFs "Distribution Fee" shall equal Twenty Percent (20%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory.

c.     As used herein, "Distribution Expenses" shall mean, with respect to all rights granted to LGF hereunder, one hundred percent (100%) of the aggregate of all actual, direct, out-of-pocket, third patty costs expended or incurred by LGF in direct connection with the distribution and exploitation of the Picture throughout the Territory in all media, including, without limitation, all DLT Creation Costs, and all conversion, manufacturing, duplication, shipping, marketing, advertising, promotion and publicity costs, and all costs to complete Delivery of the Picture (to the extent (i) LGF elects to cure any failure of Grantor to complete Delivery of the Picture in accordance with the Delivery Schedule and/or (ii) LGF is required to take "access" to any Delivery Materials pursuant to the Delivery Schedule; and/or fiii) Grantor is not required to deliver such elements under the Delivery Schedule).

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7.     Delivery: Grantor shall Deliver, at Grantor's sole cost and expense, all Initial Delivery Materials (as that term is defined in the Delivery Schedule) to LGF on or before October 16, 2006 (the "Initial Delivery Date") and all Delivery Materials set forth in the Delivery Schedule mat are required to constitute complete Delivery on or before October 30,2006 (the "Complete Delivery Date"). The Initial Delivery Date and the Complete Delivery Date shall be individually and collectively referred to herein as the "Delivery Date". Without limitation to those requirements set forth in the Delivery Schedule, all documents required to be Delivered to LGF pursuant to the Delivery Schedule shall be Delivered in the English language. It is the essence of this Agreement that Grantor Deliver both the 3D version of the Picture as well as the 2D version of the Picture in accordance with the Defivery Schedule.

a     Running Time: The Picture shall be Delivered to I/jF have a running time of not less than eighty (80) minutes, nor more than one hundred ten (110) minutes, inclusive of main and end titles.

b.    Rating: The Picture shall be delivered to LGF having been judged to receive a rating by the M.P.A.A. that is no more restrictive man "R".

8.    Credits; Editing: LGF shall have the right to cut, edit, change or add to, delete from or revise the Picture, including the title, for M.P-A.A. rating purposes, to meet Television broadcaster standards, practices and timing requirements, to obtain distribution opportunities (e.g., the creation of an airline and/or ship version of the Picture, the creation of downloadable episodes (e.g., i-tunes downloads), and as required by law, court order, and in settlement of a dispute. Subject only to Grantor's third party contractual restrictions delivered to LGF, Grantor's credit, and/or any guild restrictions which Grantor has informed LGF are applicable to the Picture in writing prior to the execution of this Agreement, LGF may, in its sole discretion, determine and arrange the placing and size of credits including credits above the title and/or above the artwork tide. Without limiting the generality of the foregoing, LGF shall have the right to place its name and logo on all materials concerning the Picture, including, without limitation, in the main and end credits of the Picture (e.g., LGFs customary presentation credit), in the billing block, and on all advertising materials. It is the essence of this Agreement that Grantor Deliver written notice of all credit, name and likeness obligations and restrictions and all third party contractual approval and consultation rights to LGF in writing on or before the Initial Delivery Date. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness provision or approval or consultation right is unexecuted as of such Initial Defivery Date, then Grantor shall deliver the most recent draft of such agreement to LGF and LGF shall have the right to rely thereon. Without limiting the generality of the foregoing, in the event that a performer or other agreement obtaining a credit, name and/or likeness and/or approval or consultation provision is unexecuted as of the Initial Delivery Date, then any and all contractual credit, name and likeness obligations and restrictions and approval rights negotiated after such Delivery Date must be approved by LGF in writing prior to Grantor entering into any agreement with respect thereto. LGF shall not remove any credit or copyright notice appearing on screen as the Picture is Delivered to LGF except as follows: (1) to comply with a court order or the order of an arbitrator or mediator, (ii) as required in settlement of a dispute, or (iii) as required by law.

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        No casual or inadvertent failure by LGF or any third party to comply with any credit, name or likeness obligation or restriction, or to comply with any approval or consultation right, shall be deemed a breach of this Agreement, provided that LGF takes all commercially reasonable steps to cure such failure on a prospective basis commencing on LGFs receipt ofwritten notice thereof. The sole remedy of Grantor for a breach of any of the provisions of tins paragraph 8 shall be an action at law for compensatory damages, it being agreed that in no event shall Grantor be entitled to consequential or punitive damages, or to seek or obtain injunctive relief, specific performance, or any other form of equitable relief, by reason of any breach or threatened breach of any of the credit, name, likeness or other obligation or restriction or approval or consultation right, nor shall Grantor be entitled to enjoin or restrain the exhibition, distribution, marketing, advertising, promotion, or other exploitation of the Picture.

9.     Holdbacks: LGF shall control the release dates of the Picture by means of the Home Video Rights as well as all television exhibition in Canada (in the English and French languages) and in Mexico (in the English and Spanish languages); provided that Grantor's distributor of the Picture in Canada and in Mexico shall each be entitled to release the Picture day and date with LGFs initial commercial release of the Picture in the Territory in like nfedia. When applicable, LGF shall also control the wholesale and suggested retail price of the distribution of the Picture by means of the Home Video Rights in Canada (in the English and French languages) and in Mexico (in the English and Spanish languages); provided that Grantor's distributor of the Picture in Canada and in Mexico shall each be entitled to release the Picture at the same price point as LGF's initial release of the Picture in the Territory. Grantor guarantees that the distributors) of the Picture in Canada and in Mexico shall each confirm in writing its acknowledgement of such holdback and price restrictions.

10.  Grantor's Representations and Warranties: Grantor represents and warrants as of the date hereof and also upon Delivery of the Picture that (a) there are no non-customary credit, name or likeness obligations or restrictions or approval or consultation rights applicable to the Picture (all of which, if any, shall be Delivered to LGF in writing on or before the Delivery Date and LGF shall have the right to rely thereon) and that LGF shall have the right, but not the obligation, to utilize the likeness and name of each of the principal cast members in the artwork and in trailers for the Picture, (b) Grantor owns or controls all Rights granted to LGF under mis Agreement and mat all such Rights are free of all Kens, claims, charges, encumbrances, restrictions, and commitments; (c) there is no agreement concerning the Picture with any person or entity which, ifbreached, would or could in any way impair, interfere with, abrogate or adveniery or ctiierwiseaftect any of tie Rights granted to LGF under this Agreement; (d) LGFs exploitation of the Picture will not be subj ect to any guild (e.g., WGA, DGA, and SAG) hens, or residuals; (e) it is a corporation duty formed and validly existing in good standing under the laws of California (with respect to Midnight Movies Entertainment, Inc.) and Germany (with respect to Lux Digital Pictures GmbH) and has the full right, power, legal capacity and authority to enter into and cany out the terms of this Agreement;

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        (f) neither the Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any Right, license or privilege granted to LGF hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or the literary, dramatic, musical, artistic, pereonal, private, dviL "droit moral" or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagem ent of) any person or entity whatsoever, (g) it has no agreement with or obligations to any third parry with respect to the Picture which might conflict or interfere with any of the provisions of this Agreement or the use or enjoyment by LGF of any of the Rights granted; (h) the rights granted to LGF herein have not been previously granted, licensed, sold, assigned, transferred, conveyed or exploited by any person or entity and Grantor shall not sell, assign, transfer, convey to or authorize any person or entity any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which the Picture is based, which is adverse to or in derogation of the Rights granted to LGF; (i) there is no litigation, arbitration, claim, demand, or investigation pending or threatened with respect to the Picture, or the literary, dramatic or musical material upon which the Picture is based or which is contained therein, or concerning the physical properties thereof, (j) Grantor has secured, or by the Delivery Date will have secured, and shall for the duration of this Agreement maintain, all clearances (including, without limitation, all music rights and music clearances) which are necessary for LGF to use and enjoy the Rights granted to LGF in and to the Picture throughout the Territory for the duration of the Term and that no supplemental or additional use payments shall be required with respect to the exploitation of the Picture (or any portion or element thereof, mchxbrig, without limitation, the music contained therein) and/or any use or exploitation of any advertising or promotion of the Picture which contains the music as embodied in the Picture (including both "m-contexf' and "out-of-context" uses thereof); and (k) Grantor is in all respects in compliance with the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the "CPOEA") and mat the Picture is in all respects in compliance with the requirements of the CPOEA, and does not contain any material that would require Grantor to comply with the recordkeeping requirements of the CPOEA.

11.  Indemnities:

a.    Grantor shall indemnify, defend and hold harmless LGF, its parent, subsidiaries, affiliates, assignees, licensees, sublicensees, distributors, sub-distributors and dealers, and the directors, officers, agents, consultants and representatives of the foregoing (the "LGF Indemnitees"), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable attorneys' fees), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the LGF Indemnitees by reason of the actual or proposed production of the Picture, or the use or disposition of rights granted herein, or in connection with the breach or alleged breach of any of the warranties, representations or obligations made by Grantor, unless resulting from a breach of this Agreement by LGF.

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b.     LGF shall indemnify, defend and hold harmless Grantor, its parent, subsidiaries, affiliates, assignees, and the directors, officers, agents, consultants and representatives of the foregoing (the "Grantor mdemnitees"), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable attorneys' fees but excluding lost profits and consequential damages) arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the Grantor mdemrirtees by reason of the distribution, advertising or promotion of the Picture, or in connection with the breach or alleged breach of any of the warranties, representations or obligations made by LGF, except to the extent mat LGF is required to be indemnified by Grantor in accordance with paragraph 11(a) hereinabove.

c.     The parties hereto shall meaningfully consult with each other with respect to the defense, institution or settlement of litigation in connection with the rights granted hereunder and LGFs exploitation thereof during the Term and in the Territory.

12.      Reporting Periods: Following exploitation by LGF of the rights granted herein, customary reporting shall be rendered to Grantor quarterly for two (2) years, then annually. Statements and accountings shall be delivered within ninety (90) days of each reporting period. In the event that no payments are due Grantor hereunder for a period of two (2) consecutive years, then LGF shall have no obligation to render any reporting hereunder until such time as payments are owed to Grantor hereunder.

13.      Audit Rights: Grantor shall have the right to have a certified public accountant of its choice audit LGFs books and records with respect to the Picture(s) once per year (and only once with respect to any particular records and/or statements) at Grantor's sole cost and expense; such audit shall take place in LGFs principal place of business and shall not unreasonably interfere with LGFs course of business. Said audit shall be conducted at LGFs principal place of business during normal business hours. Grantor shall give LGF ten (10) business days prior written notice of its intent to conduct such audit All notices, statements and payments made pursuant to the Agreement shall be deemed valid and shall not be subject to dispute or audit unless disputed within twelve (12) months after first issued.

14.      Assignment LGF may grant, assign or sublicense tins Agreement or any of its rights or obligations herein to any third party. Grantor shall not assign tins Agreement or any of their rights or obligations herein, except that after Delivery of the Picture is accepted by LGF Grantor shall have the right to assign its right to receive payment on a single occasion in bulk. Any purported assignment in violation of tins Agreement shall be null and void.

15.      No Third Parry Beneficiaries: Nothing contained in tins Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under tins Agreement shall entitle any third party to any remedies against LGF, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against LGFs distribution of the Picture.

16.      Default If Grantor defaults (or breaches a material representation and warranty), which default remains uncured for fifteen (15) business days following Grantor's receipt of LGFs written notice to Grantor thereof, LGF shall be entitled to terminate this Agreement m the event that Grantor fails to fully Deliver the Delivery Materials set forth in the Delivery Schedule, which failure is not timely, LGF may create such Delivery Materials, the reasonable, actual, out-of-pocket cost of which shall be recoupable by LGF, in LGFs sole discretion, as (i) a Distribution Expense, and/or (n) from any other monies (e.g. Grantor's Participation, bonuses, etc.) which are then due and owing to Grantor. LGFs rights and remedies shall be cumulative, and none ofthem shall be exclusive of any other allowed by law. If LGF defaults, Grantor shall not be entitled to terminate or rescind this Agreement, nor to obtain mjunctive relief with respect to the exercise by LGF of the rights granted hereunder, Grantor's sole remedy shall be an action at law for damages.

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17.      Governing Law; Jurisdiction: This Agreement shall be construed and interpreted pursuant to the Laws of the State of California as it applies to contracts entered into and performed wholly within California or, if appropr~~ia~~te, the federal laws of the United States of America Any dispute regarding the validity, construction, terms or performance of mis Agreement or any other matter in connection therewith shall be submitted to binding arbitration before the JAMS in Los Angeles, California in accordance with the following provisions:

a.    If the parties cannot agree upon a single arbitrator, each party shall select one arbitrator who has experience in the motion picture industry and both arbitrators so selected shall select a third arbitrator.

b.    The third arbitrator shall adjudicate the dispute applying the laws of the state of California as it applies to contracts entered into and wholly performed within California or, if appropriate, the federal laws of the United States of America

c.    The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.

d.    There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.

e.    Witness lists, production of documents and subpoenas in the arbitration shall be m accordance with Section 1280 et seq. of the California Code of Civil Procedure, except that the fifteen (15) day periods set forth in subsections (a)(2)(A) and (B) of Section 1282.2 shall be deemed to be periods of five (5) business days. If the dispute pertains to Delivery, there shall be made available to the arbitrator all relevant materials submitted by LGF or Grantor which purport to constitute completion and delivery of the Picture. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of the arbitration.

f ..   The decision of the arbitrator (or the maj ority of the arbitrators, if applicable) shall be binding upon the parties, shall constitute a full and final adjudication of the controversy. The parties shall each be responsible for paying fifty percent (50%) of all the arbitrator's and court reporter's fees (mduduig, without limitation, the cost of the arbitration). A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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This Agreement (inclusive of Schedule "A", Exhibit "A" and Exhibit "C"), when executed, is legally binding unless and until superseded by a more formal agreement incorporating the terms set forth above as well as additional provisions, which when and if executed, shall replace this Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning as in LGF's standard long-form agreement, subject to good faith negotiations in accordance with LGF's standard business practices. All items not addressed above shall be negotiated in good faith pursuant to rffevailing industry customs and standards and LGFs standard business practices.

AGREED AND ACCEPTED BY:

LIONS GATE FILMS, INC.	LUX DIGITAL PICTURES GMBH
Missing Graphic Reference	Missing Graphic Reference
Signature	Signature

Peter Block	Ingo Jucht
PRINT NAME	PRINT NAME

President of Acquisitions	Operating Manager
TITLE	TITLE

10/26/06	12.10.2006
DATE	DATE

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Schedule "A"

The Rights

All rights in and to the Picture and the Screenplay (hereof, exclusively, in the Territory under copyright and otherwise, but expressly excluding the Reserved Rights (as that term is defined in the Agreement) in and to the Picture. Without limiting the generality of the foregoing, LGF is hereby granted the sole and exclusive right to produce and distribute the Picture in all languages in all media (other man the Theatrical media and the other Reserved Rights as set forth herein), whether now known or hereafter devised including, but not limited to Home Video Rights (including, without limitation, rental, sell-thru (including, but not limited to, Electronic Sell-Thru, including, but not limited to, Download-to-Own and Download-to-Bum), Video-On-D em and, and other pay-per-transaction methods of distribution), Non-Theatrical (including, without limitation, airlines, ships, hotels, oil rigs, educational institutions, and military bases and embassies), Television (including, without limitation, advertising supported programming, premium programming, network television, ad hoc network television, television syndication, closed circuit, and Pay-Per-View by all methods of delivery, now known or hereafter devised, whether re-uplinked or otherwise, including without limitation, terrestrial, digital terrestrial, Satellite, Cable, MMDS, MDS, DBS, DDT, DIVA, DIVX, SMATV, MATV, ADSL, LPTV, CATV, and other telecommunication systems), by any and all methods of distribution, whether now known or hereafter devised, including, without limitation, fiberoptics and Internet Delivery Mechanisms, without limiting the foregoing, LGF is hereby granted the exclusive right to exploit the Picture in all manner and style including, without limitation, the right to sell, rent, give-away, exhibit, advertise and promote the Picture in all media, whether now known or hereafter devised. Without limiting the generality of the foregoing grant, LGF is hereby granted all elements with respect to the Picture, including the title and characters, and including the exclusive right to edit, delete, modify, disguise, create, develop, adapt, produce, distribute, exhibit, broadcast, and exploit the Picture, subject to those editing restrictions set forth in paragraph 8 of the Agreement Without limiting the generality of the foregoing grant, LGF is hereby granted the right to exploit and/or license, in any and all media, all footage, (rims and outtakesof and from the Picture as may be available, and any portions thereof in any manner and style as LGF shall determine in its sole discretion, including, without limitation, the right to use such footage, trims and outtakes in connection with the creation of other motion pictures and/or other audiovisual works, and to license such footage, trims and outtakes as "stock footage" as that term is commonly understood in the entertainment industry (collectively, the "Clip Rights")- In the event that LGF is required to receive access to the footage, trims and outtakes of the Picture pursuant to the Delivery Schedule (as opposed to physical delivery), then prior to Grantor destroying or electing not to store any footage from the Pictures and any trims and outtakes from the Pictures, Grantor shall notify LGF in writing and LGF may elect to store such footage, trims and outtakes at LGF' s cost If LGF does so elect to store such footage, trims and outtakes, Grantor shall have access to all such material. Grantor shall pay for the laboratory charges and duplication costs which Grantor incurs in this regard.

Capitalized terms utilized herein and not otherwise defined shall have the same meaning as in LGF's Standard Terms and Conditions, which shall be negotiated in good faith in accordance with LGF's standard business practices.